Exhibit 99.2

AURORA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Aurora should be read together with Aurora’s unaudited financial statements as of and for the nine months ended September 30, 2021 and 2020 together with related notes thereto, included in Exhibit 99.1 of this Amendment. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of Aurora’s control. Auroras actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in the final prospectus and definitive proxy statement (the “Proxy Statement/Prospectus”) dated October 8, 2021.

Percentage amounts included in this discussion and analysis have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements. Certain other amounts that appear may not sum due to rounding.

Unless otherwise indicated or the context otherwise requires, references in this Aurora Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Aurora,” “we,” “us,” “our” and other similar terms refer to Aurora Innovation, Inc. and subsidiaries.

Aurora’s Business

Aurora is developing the Aurora Driver based on what it believes to be the most advanced and scalable suite of self-driving hardware, software, and data services in the world to fundamentally transform the over $9 trillion global transportation market. The Aurora Driver is designed as a platform to adapt and interoperate amongst vehicle types and applications. To date, it has been successfully integrated into eight different vehicle platforms: from passenger vehicles to light commercial vehicles to Class 8 trucks. By creating one driver system for multiple vehicle types and use cases, Aurora’s capabilities in one market reinforce and strengthen its competitive advantages in others. For example, highway driving capabilities developed for trucking will carry to highway segments driven by passenger vehicles in ride hailing applications. We believe this approach will enable us to target and transform multiple massive markets, including the $4 trillion global trucking market, the $5 trillion global passenger mobility market, and the $400 billion U.S. local goods delivery market.

We expect that the Aurora Driver will ultimately be commercialized in a Driver as a Service (“DaaS”) business model, in which we will supply self-driving technology. We do not intend to own nor operate a large number of vehicles ourselves. Throughout commercialization, we expect to earn revenue on a fee per mile basis. We intend to partner with OEMs, fleet operators, and other third parties to commercialize and support Aurora-powered vehicles. We expect that these strategic partners will support activities such as vehicle manufacturing, financing and leasing, service and maintenance, parts replacement, facility ownership and operation, and other commercial and operational services as needed. During the start of commercialization, though, we expect to briefly operate our own logistics and mobility services, where we own and operate a small fleet of vehicles equipped with our Aurora Driver. This level of control is useful during early commercialization as we will define operational processes and playbooks for our partners.

We intend to launch trucking as our first driverless product, as we believe that is where we can make the largest impact the fastest, given the massive industry demand, attractive unit economics, and the ability to deploy on high volume highway-focused routes. From there, we plan to leverage the extensibility of the Aurora Driver to deploy and scale into the passenger mobility and local goods delivery markets.

Our Business Model

The Aurora Driver will be delivered as a service. We intend to partner with our ecosystem of OEMs, fleet operators, and mobility and logistics services, and other third parties to commercialize and support Aurora-powered vehicles. Our business model is for fleet owners to purchase Aurora Driver-powered vehicles from our OEM partners, subscribe to the Aurora Driver, and utilize Aurora-certified fleet service partners to operate autonomous mobility and logistics services. In many instances, the same party may play multiple roles: for example, our OEM partners will in certain cases also provide maintenance services and act as a fleet operator. We expect this DaaS model to enable an asset-light and high margin revenue stream for Aurora, while allowing us to scale more rapidly through partnerships.

Significant Events and Transactions

Business Combination

On July 14, 2021, Aurora entered into the Merger Agreement with RTPY. Pursuant to the Merger Agreement, on November 3, 2021 Merger Sub, a newly formed subsidiary of RTPY, merged with and into Aurora, with Aurora surviving as a wholly owned subsidiary of RTPY, which was renamed Aurora Innovation, Inc. (the “Business Combination”). Aurora was deemed the accounting predecessor and the post-combination company will be the successor SEC registrant, which means that Aurora’s financial statements for previous periods will be disclosed in the Company’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, RTPY will be treated as the acquired company for financial statement reporting purposes. Under the terms of the Business Combination, Merger Sub merged with and into Aurora, with Aurora surviving as a wholly owned subsidiary of Aurora Innovation, Inc., at an estimated equity value of $12.2 billion. Cash proceeds, after expenses, from the Business Combination will fund up to approximately $1.2 billion of cash to Aurora’s balance sheet. The cash components of the Business Combination was funded by RTPY’s cash in trust of $174.5 million (net of redemptions and transaction costs) as well as a $1.0 billion private placement of common stock at $10 per share from various institutional investors. As a consequence of the Business Combination, Aurora became the successor to a SEC-registered and Nasdaq-listed company, which will require Aurora to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Aurora expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Apparate Business Combination

On January 19, 2021, Aurora acquired 100% of the voting interests of Apparate, the self-driving technology division of Uber. The acquisition date fair value of the consideration transferred was approximately $1.9 billion, which consisted of both preferred and common stock issued to the shareholders of Apparate. Aurora accounted for the acquisition as a business combination and recognized the assets acquired and liabilities assumed at fair value on the date of acquisition. The excess of purchase consideration over the fair value of the assets acquired was recorded as goodwill.

COVID-19 Impact

The spread of COVID-19 caused us to modify our business practices (including reducing employee travel, recommending that all non-essential personnel work from home and cancelling or reducing physical participation in activities, meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, suppliers, and business partners. In recent months, Aurora implemented a voluntary return to office policy for its employees, and we expect a full return to office to be possible in the coming months.

All of our products and services are in a research phase of development and do not involve physical customer interaction. Therefore, our ability to meet our business expectations and customers’ needs has not been materially impaired due to this COVID-19 pandemic. Even though the global economic implications remain uncertain, this pandemic has not yet had any measurable material impact on our operating results. At the same time, we will continue to actively monitor the pandemic situation and may take further actions to modify our business practices as may be required by federal, state, or local authorities or that we determine are in the best interests of our employees and customers.

Key Factors Affecting Our Results

Our financial position and results of operations depend to a significant extent on the following factors:

Development of Our Technology

Since Aurora’s inception, we have focused on attracting and retaining best-in-class talent to solve self-driving’s most difficult challenges. We continue to invest heavily in employee recruitment and retention to advance our technology. Additionally, our team has made purposeful and foundational technological investments in key aspects of self-driving hardware and software. We believe these early investments in our technology will enable us to move toward commercialization more safely and quickly than would otherwise be possible. When we have deemed it to be beneficial, we have entered into strategic acquisitions to expand and accelerate our technology development.

We believe that our developmental approach provides us with meaningful technological advantages in areas such as our lidar technology, fusion of machine learning and engineered approaches, common driver platform, virtual testing, and high definition maps. The successful execution of these details of self-driving technology is what we believe will allow us to differentiate ourselves by developing leading self-driving technology that can safely and reliably navigate its environment. By developing a substantial part of this technology in-house, we ensure that the various inputs and components of our autonomy stack integrate successfully and reduce our reliance on third parties for key aspects of our commercial product offering.

While we believe we are best positioned to address advanced autonomous solutions in trucking and passenger mobility, potential competition may exist from other autonomous technology providers using other approaches. Future success will be dependent on our ability to continue to execute against our product roadmap.

Commercialization and Strategic Partnerships

We anticipate robust demand for the Aurora Driver. We intend to launch first in trucking, a $700 billion industry in the U.S. in 2019. Further, we have multiple levers for sustained growth and adjacent market opportunities, with a core strategy to focus on attractive markets with significant growth and profitability potential. We expect to penetrate into other verticals such as the ride hailing market, $35 billion in the U.S., and local goods delivery market, $100 billion in the U.S, both of which have significant growth potential. Each such market also has a potentially significant global opportunity that we intend to address over time.

Key customers in trucking include for-hire carriers and private fleets. To meet these customers’ needs, we have formed strategic partnerships with two leading truck OEMs who together represent approximately 50% of the U.S. Class 8 truck sales. Aurora’s strategic partnerships with truck OEMs include PACCAR (representing Peterbilt & Kenworth brands) and Volvo Trucks. Our OEM partnerships represent an ability to deploy self-driving trucks at scale, allowing the Aurora Driver to expand quickly. Currently, there is a significant driver shortage and we expect to provide access to safe, efficient, and consistent operation at an attractive total cost of ownership (“TCO”). We see our existing partner base as a substantial competitive advantage.

Our second commercial use case will be passenger mobility. In this space, we have formed strategic partnerships with Uber and Toyota, which will be key enablers to our growth in this segment. Currently, our ten-year agreement with Uber provides us access to Uber network data to refine market selection, to enable better roadmap prioritization, and to optimize commercial fleet operations in an effort to further develop and monetize our Aurora Driver for passenger mobility. We are collaborating with Toyota to integrate the Aurora Driver into driverless-capable Toyota Sienna minivans. Over time, we anticipate the Aurora Driver will allow ride hailing to be offered at price points that are more cost-competitive with personal vehicle ownership.

The ability of Aurora to achieve profitability depends upon progression of technological and commercial milestones in order to meet required volumes and economies of scale to cover overhead. Delays in development timelines or technological integration with third parties that Aurora is currently or will be working with could result in Aurora being unable to achieve its revenue targets and profitability in the time frame it anticipates.

We intend to pursue additional partnerships to support fleet operations and broaden our commercialization opportunities. The successful progression of our partnerships is expected to result in Aurora Driver integrations that scale each year as we successfully implement the DaaS business model.

Should Aurora’s assumptions about the commercialization of its technology prove overly optimistic or if Aurora is unable to develop, obtain, or progress third party partnerships into successful commercialization of the Aurora Driver, Aurora may fail to generate operating cash flow and may incur delays to its ability to achieve profitability. This may also lead Aurora to make changes in its go-to-market plans, which could result in unanticipated delays or cost overruns, which could in turn adversely impact margins and cash flows.

Economies of Scale, Sales and Marketing, & Competition

We believe that our DaaS model will give us the opportunity to establish high margin unit economics when operating at scale. Our future performance will depend on our ability to deliver on these economies of scale with higher volume. We believe our business model is positioned for scalability by leveraging third party partnerships so that Aurora can focus its efforts on core technology development. We expect revenue will be based on miles traveled for each truck equipped with the Aurora Driver. For the first two years of commercial operations we expect our product will primarily consist of our own fleet that we own and operate. Over those two years, we plan to transition to our DaaS model wherein we will provide the Aurora Driver to external fleet owners on a per mile subscription basis.

Once we have transitioned to DaaS we plan to operate in a capital light model and do not expect that we will require significant capital expenditures as revenues grow. Improvements from scale are expected to increase truck gross margins. Achievement of this scale is further dependent on our ability to transition from owning our fleet to the DaaS model within our expected time frame.

While we expect to achieve and maintain high margins on the Aurora Driver technology for trucking and passenger mobility, emergence of competition in advanced autonomous driving technologies may negatively impact pricing, margins, and market share. As we operate on a fee per mile basis, it is possible that competition may lead to pricing pressure and lower margins that negatively impact operating results. However, we believe our unique technology provides a compelling value proposition for favorable margins and unit economics in industries with increasing demand for driver supply. We expect our gross margin to increase as miles traveled projections are met, our DaaS model is implemented, and we reduce operating costs. If we do not generate the margins we expect upon commercialization of our DaaS model, we may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to our stockholders.

Key Components of Sales and Expenses

Basis of Presentation

Currently, we conduct business through one operating segment. Substantially all our property and equipment are maintained in, and our losses are attributable to, the United States. The consolidated financial statements include the accounts of Aurora Innovation, Inc., and its wholly owned subsidiaries. See Note 2 to Aurora’s financial statements included in the Proxy Statement/Prospectus beginning on page F-39 for more information on the basis of presentation and operating segments.

Revenue

In 2019, Aurora recognized development services revenue based on contracts in force at the time. Aurora does not expect development services revenue to continue into the future. Development services revenue was derived from revenue earned on non-recurring development service agreements to research, design, and implement the Aurora Driver. Development services are recognized over time as we perform the underlying services and satisfy the performance obligations. Revenue allocable to hardware design and development services are recognized over time based on the hours incurred.

In January 2021, we entered into a collaboration framework agreement with Toyota with the intention of deploying the Aurora Driver into a fleet of Toyota Sienna vehicles, subject to further agreement of a collaboration project plan. In April 2021, we received a $50 million payment from Toyota as a part of this collaboration agreement and it is recorded as a contract liability pending finalization of the project plan. In August 2021, the project plan was agreed and signed which includes $100 million in fees expected to be collected in 2022 in addition to the $50 million received in April 2021. The total consideration received is recognized as revenue using the input measure of hours expended as a percentage of total estimated hours to complete the project. $55.6 million was recognized in the nine months ended September 30, 2021.

Once we reach commercialization, our DaaS business model will become our primary revenue source. We expect to derive recurring revenue from per-mile fees charged to users of the Aurora Driver. Recognition of this future revenue will be subject to the terms of any arrangements with our partners or users, which have not yet been negotiated. To date, we have not recorded any revenue under this model.

Cost of Revenue

Cost of revenue consists of costs related to development services revenue, which is comprised of costs associated with delivering customer hardware design and development services for operating a customer’s vehicle platform with the Aurora Driver. These costs consist primarily of payroll, payroll-related expense, stock-based compensation and allocated overhead incurred as the Company performs the underlying services related to satisfying the performance obligations under the development services agreements.

As we transition towards commercialization, we expect cost of revenue to increasingly be comprised of costs needed to support the Aurora Driver. We expect these costs may include, but not be limited to, insurance, teleassistance service, telecom connectivity, cloud services, hardware, and OEM licensing fees. In early commercialization, where Aurora will operate a fleet, we expect we will incur additional cost of revenue, for example fuel costs, that we do not expect to continue significantly as we transition to our DaaS model. As this represents a new offering, we will evolve the specifics of our service bundle in partnership with our customers.

Research and Development

Research and development costs are expensed as incurred. Research and development costs consist of payroll, hardware and electrical engineering prototyping, cloud computing, data labeling, and third-party development services, as well as costs associated with vehicle operations for our test fleet of vehicles. These costs are included within research and development within the statement of operations. We expect our research and development expenses to increase in absolute dollars as we increase our investment in scaling our proprietary technologies.

Selling, General and Administrative

Selling, general and administrative costs consist primarily of personnel-related expenses such as salaries, wages and benefits as well as stock-based compensation. Selling, general and administrative also includes professional service fees, marketing and other general corporate expenses.

Following the completion of this offering, we expect to incur additional selling, general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses, investor relations activities, and other administrative and professional services. We also expect to increase the size of our selling, general and administrative function to support the growth of our business. As a result, we expect that our selling, general and administrative expenses will increase in absolute dollars.

Interest Income

Aurora earns interest income through investments in money market securities and U.S. Treasury securities, which are classified as both cash and cash equivalents and short-term investments on the statement of financial position and are classified as available-for-sale.

Income Tax Expense (Benefit)

Provision for income taxes consists of U.S. federal and state income taxes and income taxes. Since inception, we have incurred operating losses. We have a valuation allowance for net deferred tax assets, including federal and state net operating loss carryforwards and research and development credit carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized by way of expected future taxable income.

Results of Operations

Comparison of the Nine Months Ended September 30, 2021, to Nine Months Ended September 30, 2020

The following table sets forth a summary of our consolidated results of operations for the periods indicated, and the changes between periods.

	Nine Months ended September 30,
	2021	2020	$ Change	% Change
(in thousands, except for percentages)
Collaboration revenue	$55,599	$—	$55,599	n/m (1)
Operating expenses:
Research and development	477,056	127,893	349,163	273.01%
Selling, general, and administrative	80,224	23,627	56,597	239.54%

Total operating expenses	557,280	151,520	(405,760)	267.79%

Loss from operations	(501,681)	(151,520)	(350,161)	231.10%

Other income (expense):
Interest and other income	403	3,642	(3,239)	-88.93%
Other expense	(5,141)	(39)	(5,102)	n/m (1)

Loss before income taxes	(506,419)	(147,917)	(358,502)	242.37%
Income tax benefit	(2,643)	1	(2,644)	n/m (1)

Net loss	$(503,776)	$(147,918)	$(355,858)	$240.58%

(1)	Not meaningful.

Collaboration revenue

Collaboration revenue was $55.6 million for the nine months ended September 30, 2021 due to revenue recognized related to the collaboration agreement with Toyota signed in 2021.

Research and Development

Research and development increased by $349.2 million for the nine months ended September 30, 2021, or 273.0%, to $477.1 million in 2021 from $127.9 million in 2020, primarily driven by an increase in headcount from acquisitions and from continued hiring to effectively scale the growth of our business. Payroll costs related to research and development increased $168.3 million, non-payroll hardware development costs increased $10.5 million, non-payroll software development costs increased $39.9 million, and stock-based compensation increased $101.4 million.

Selling, General and Administrative

Selling, general, and administrative expense increased by $56.6 million for the nine months ended September 30, 2021, or 239.53%, to $80.2 million in the nine months ended September 30, 2021 from $23.6 million in the nine months ended September 30, 2020, primarily driven by an increase in professional services costs of $18.9 million and an increase in payroll costs of $21.2 million from continued hiring to effectively support the growth of our business.

Interest and Other Income

Interest and other income decreased by $3.2 million for the nine months ended September 30, 2021, or 88.9%, to $0.4 million in the nine months ended September 30, 2021 from $3.6 million in the nine months ended September 30, 2020, primarily driven by investments in money market accounts with lower interest rates.

Other Expense

Other expense increased by $5.1 million for the nine months ended September 30, 2021 to $5.1 million in the nine months ended September 30, 2021 from $0.1 million in the nine months ended September 30, 2020. The increase was primarily driven by the loss on disposal of IT equipment of $3.3 million and the $1.7 million impairment of acquisition related assets that are no longer in use.

Income Tax Benefit

Income tax benefit was $2.6 million for the nine months ended September 30, 2021 due to the release of a deferred tax asset valuation allowance as a result of deferred tax liabilities incurred from the acquisition of OURS Technology, Inc.

Liquidity and Capital Resources

We have financed our operations primarily through the sale of redeemable convertible preferred stock, which has historically been sufficient to meet our working capital and capital expenditure requirements. As of September 30, 2021, our principal sources of liquidity were $630.4 million of cash and cash equivalents, exclusive of short-term restricted cash of approximately $0.2 million and long-term restricted cash of approximately $13.3 million. Cash and cash equivalents consist primarily of money market funds.

In 2019, we sold 69,146,470 shares of Series B redeemable convertible preferred stock at $9.2403 per share for net proceeds of approximately $634.0 million, before taking into account repurchases of 17,290 and 57,620 shares of Series B redeemable convertible preferred stock at $9.2403 per share in 2019 and 2020, respectively. We did not issue any redeemable convertible preferred stock in 2020. In 2021, we sold 20,349,230 shares of Aurora’s Series U-2 redeemable convertible preferred stock at $19.66 per share for net proceeds of approximately $397.9 million. We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $839.5 million as of September 30, 2021. We expect to continue to incur operating losses for at least the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business. We believe our cash on hand together with the proceeds from our sale of redeemable convertible preferred stock and the cash proceeds from the Business Combination and the related private placement will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this Amendment.

On a pro forma basis, assuming the Business Combination closed on September 30, 2021, our cash and cash equivalents would have amounted to $1.8 billion. We may need additional funding due to changing business conditions or other developments, including unanticipated regulatory developments and competitive pressures. Our future capital requirements will depend on several factors, including but not limited to, the rate of our growth, our ability to attract and retain customers and partnerships and their willingness to pay for our services, and the timing and extent of spending to support our efforts to develop our Aurora Driver. Further, we may enter into future arrangements to acquire or invest in businesses, products, services, strategic partnerships, and technologies. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to scale back our existing operations, which could have an adverse impact on our business and financial prospects.

Cash Flows

The following table summarizes our cash flows for the periods indicated (in thousands):

	Nine Months ended September 30,
	2021	2020
(in thousands)
Net cash used in operating activities	$(420,854)	$(133,785)
Net cash provided by investing activities	262,311	322,450
Net cash provided by financing activities	402,571	346
Net increase in cash	244,028	189,011
Cash, cash equivalents, and restricted cash, beginning of period	399,828	246,972

Cash, cash equivalents, and restricted cash, end of period	$643,856	$435,983

Cash Flows Used in Operating Activities

Net cash used in operating activities increased by $287.1 million from September 30, 2020 to September 30, 2021 due to increases in spending on research and development and selling, general, and administrative expenses, primarily driven by increases in payroll related expenses due to an increase in headcount.

Net cash used in operating activities is $420.9 million for the nine months ended September 30, 2021, primarily related to normal cash operating expenses, including research and development and selling, general and administrative expenses. Changes in operating assets and liabilities decreased cash flows from operations by $77.3 million, primarily due to decreases in accrued expenses and other current and non-current liabilities of $45.2 million and operating lease liabilities of $16.8 million.

Net cash used in operating activities of $133.8 million for the nine months ended September 30, 2020, primarily related to normal cash operating expenses, including research and development and selling, general and administrative expenses.

Cash Flows Provided by Investing Activities

Net cash provided by investing activities decreased by $60.1 million from September 30, 2020 to September 30, 2021, primarily due to a decrease in the net cash provided from maturities and purchases of short-term investments of $324.9 million, partially offset by net cash acquired in the purchase of businesses of $294.4 million.

Net cash provided by investing activities is $262.3 million for the nine months ended September 30, 2021, due to net cash acquired in the purchase of businesses of $294.4 million partially offset by $32.1 million in purchases of property and equipment.

Net cash provided by investing activities is $322.5 million for the nine months ended September 30, 2020, primarily due to maturities of short-term investments of $445.0 million partially offset by purchases of short-term investments of $120.1 million.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities increased by $402.2 million from September 30, 2020 to September 30, 2021, due to net proceeds from the issuance of Series U-2 preferred stock of $397.9 million during 2021.

Net cash provided by financing activities is $402.6 million for the nine months ended September 30, 2021, primarily due to net proceeds from the issuance of Series U-2 preferred stock of $397.9 million.

Net cash provided by financing activities is $0.4 million for the nine months ended September 30, 2020, due to proceeds from the issuance of common stock of $0.7 million.

Contractual Obligations, Commitments and Contingencies

Aurora may be party to various claims within the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. We assess the need to record a liability for litigation and other loss contingencies, with reserve estimates recorded if we determine that a loss related to the matter is both probable and reasonably estimable. We did not record any material losses for 2019 or 2020.

Our future contractual commitments related to future minimum payments for purchase obligations at September 30, 2021 are $20.4 million in 2021, $59.9 million in 2022, $61.2 million in 2023, $61.9 million in 2024, $64.0 million in 2025, and $27.1m thereafter. Our future contractual commitments related to future minimum payments under non-cancelable operating leases at September 30, 2021 are $5.6 million in 2021, $26.0 million in 2022, $24.4 million in 2023, $23.9 million in 2024, $22.3 million in 2025, and $79.2 million thereafter.

Our future contractual commitments related to future minimum payments for purchase obligations at December 31, 2020 are $16.5 million in 2021, $26.6 million in 2022, and $0.8 million in 2023. Our future contractual commitments related to future minimum payments under non-cancelable operating leases at December 31, 2020 are $14.0 million in 2021, $15.1 million in 2022, $14.6 million in 2023, $14.4 million in 2024, $14.6 million in 2025, and $68.1 million thereafter.

Critical Accounting Estimates

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of net sales and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included in the Proxy Statement/Prospectus beginning on page F-39. Our critical accounting policies are described below.

Stock-Based Compensation

Aurora measures and records the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. Aurora elected to recognize the effect of forfeitures in the period they occur. Aurora determines the fair value of stock options using the Black-Scholes-Merton option pricing model, which is impacted by the following assumptions:

•

Expected Term—Aurora uses the simplified method when calculating the expected term due to insufficient historical exercise data to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•

Expected Volatility—As Aurora’s stock is not currently publicly traded, the volatility is based on the average historical stock volatilities of a peer group of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as Aurora has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

The grant date fair value of Aurora common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of Aurora common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs). Based on Aurora’s early stage of development and other relevant factors, it determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating its enterprise value to determine the estimated fair value of Aurora common stock. We have historically used the OPM back solve analysis to estimate the fair value of Aurora common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of our convertible preferred stock in this instance. The estimates utilized in determining the grant date fair value for new awards will not be necessary once our shares are publicly traded.

Business Combinations

Aurora allocates the fair value of the purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates and assumptions in valuing certain intangible assets include, but are not limited to, estimated replacement cost, profit margin, opportunity cost, useful lives, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, Aurora may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Valuation of Intangible Assets

Intangible assets with indefinite lives consist of in-process research and development (“IPR&D”). We test these assets for potential impairment annually as of December 31 of each fiscal year. These assets are tested annually for impairment until completion. The process of evaluating the potential impairment of these assets involve significant judgment regarding estimates of the future cash flows associated with each asset.

No intangible asset impairments were recorded during the years ended December 31, 2019 or 2020.

Recently Adopted and Issued Accounting Pronouncements

See Note 2 in our condensed consolidated financial statements attached as Exhibit 99.2 to Amendment No. 1 to for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this Amendment.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. RTPY was an “emerging growth company” as defined in Section

2(a) of the Securities Act of 1933, as amended, and elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, we expect to remain an emerging growth company at least through the end of 2021 and will have the benefit of the extended transition period. This may make it difficult to compare our financial results with the financial results of other public companies that are either not emerging growth companies or emerging growth companies that have chosen not to take advantage of the extended transition period.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

Our results of operations are directly exposed to changes in interest rates, among other macroeconomic conditions. Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control.

We do not believe that an increase or decrease in interest rates of 100-basis points would have a material effect on our business, financial condition or results of operations. Fluctuations in the value of our money market funds caused by a change in interest rates (gains or losses on the carrying value) are recorded in other income and are realized only if we sell the underlying securities.